As filed with the Securities and                     Registration No. 333-111160
Exchange Commission on July 30, 2004


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                AMENDMENT NO. 6 TO

                                    FORM S-3
                             REGISTRATION STATEMENT

                                    UNDER THE
                             SECURITIES ACT OF 1933

                              EAGLE BROADBAND, INC.
             (Exact name of Registrant as specified in its charter)

            TEXAS                                          76-0494995
 State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                      Identification Number)


  101 Courageous Drive                     Copy to:                                David A. Weisman
League City, Texas 77573-3925        Thomas C. Pritchard, Esq.                  101 Courageous Drive
   (281) 538-6000                     Brewer & Pritchard, P.C.             League City, Texas 77573-3925
(Address, including                 Three Riverway, Suite 1800              (Name, address, including
zip code, and telephone                Houston, Texas 77002                    zip code, phone number,
number, including area                 Phone (713) 209-2950                    including area code,
code, of registrant's                   Fax (713) 209-2921                      of agent for service
principal executive
offices)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.|_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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
                         CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                     Amount
  Title of Each Class of            Being        Proposed Maximum     Proposed Maximum    Amount of
Securities To Be Registered       Registered      Offering Price        Aggregate        Registration
                                    (1)(2)         Per Share (3)     Offering Price (3)     Fee
---------------------------------------------------------------------------------------------------------
Common Stock, par value $.001     15,952,438          $0.81             $12,921,474       $1,637(4)
per share

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock as may become issuable under any stock split, stock divided or similar transactions.
(2) Includes the registration for resale by selling stockholders of (i) 15,702,438 shares of common stock presently outstanding and (ii) 250,000 shares of common stock issuable upon the exercise of common stock purchase warrants.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices for the common stock on July 26, 2004, or $0.81 per share.
(4) Of the registration fee, $1,719 was previously paid with registration statement Form S-3, filed on December 15, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Subject to completion, dated July 30, 2004


Preliminary prospectus

                                   15,952,438
                             SHARES OF COMMON STOCK


                              EAGLE BROADBAND, INC.


            This prospectus relates to the offer and sale of shares of our common stock by the selling stockholders listed on page 8. Of the 15,952,438 shares of common stock being registered for resale hereby, 13,702,438 shares have been issued upon conversion of approximately $4,195,053 principal amount of debt with conversion prices between $0.16 and $0.75, 2,000,000 shares were issued upon partial settlement of litigation, and 250,000 shares are issuable upon exercise of stock purchase warrants at exercise prices between $0.26 and $2.00.

         The prices at which the selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any proceeds from the resale of common stock by the selling stockholders, although we will receive gross proceeds in an amount up to $187,000 from the exercise of the stock purchase warrants, the resale of the underlying common stock of which is being registered hereby. We will bear the cost relating to the registration of the resale of the common stock offered by this prospectus.

            Of the shares being registered for resale, 1,000,000 shares were issued in settlement of litigation between us and Kaufman Bros., L.P. Kaufman Bros. is a broker-dealer registered with the SEC and the National Association of Securities Dealers, Inc. As a result, Kaufman Bros. is an underwriter within the meaning of the Securities Act of 1933 with respect to its shares of common stock being registered in this prospectus."

         Our common stock is quoted on the American Stock Exchange under the symbol "EAG." On July 26, 2004, the last sales price of our common stock as reported on the American Stock Exchange was $0.81.

         You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 3 of this prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is July 30, 2004.


         You should rely only on the information contained in this prospectus.
We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.


                              --------------------


                                Table of Contents
                                -----------------

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                                                                                                Page
                                                                                                ----

Prospectus Summary                                                                                 1
Risk Factors                                                                                       3
Where You Can Find More Information                                                                7
Special Note Regarding Forward-Looking Statements                                                  7
Selling Stockholders                                                                               8
Plan of Distribution                                                                              10
Disclosure of SEC Position on Indemnification for Securities Act Liabilities                      12
Use of Proceeds                                                                                   12
Incorporation by Reference                                                                        12
Legal Matters                                                                                     13
Experts                                                                                           13

                               PROSPECTUS SUMMARY

Our Business

         We are a supplier of broadband, communications, project management and enterprise management products and services. Our exclusive "four-play" suite of very high-speed Internet, cable-style television, voice and security monitoring Bundled Digital Services (BDS), HDTV-ready multimedia set-top boxes, and turnkey suite of financing, design, deployment and operational services enables municipalities, real estate developers, hotels, multi-tenant owners and service providers to deliver exceptional value, state-of-the-art entertainment and communications choices and single-bill convenience to their residential and business customers. We have extensive "last mile" cable and fiber installation capabilities and provide complete IT business integration, project management and enterprise management solutions including network security, intrusion detection, anti-virus, managed firewall and content filtering to Fortune 1000 companies. We also market the Orb'Phone Exchange non-line-of-sight communications system that provides true "total" global voice, data and Internet communications services through the Iridium Satellite network to Fortune 1000 enterprises, commercial aviation, government, the military and homeland security customers.

         We design and manufacture a wide range of broadband products and provide complete installation services for copper, fiber, and wireless to commercial and residential markets. Our core products offered target end users of broadband services and include Internet, telephone, cable television, and security monitoring services, which services we refer to as bundled digital services (or BDS). Each subscriber provides us with the opportunity to create a recurring revenue stream as well as up-front product revenues by providing hardware, software and service products. This balance of near-term and long-term recurring revenue is a combination that in the opinion of management is highly desirable. The combination of Eagle's convergent hardware products, network services, wireless products, wireless network and spectrum services, strong manufacturing and R&D capabilities and the BDS "last mile" cable and fiber installation should provide a well-balanced revenue mix as the combined company offers a full complement of broadband products and services to our customers.

         We design, manufacture, market, and service our products under the Eagle name. These products include transmitters, receivers, controllers, software and other equipment used in personal communications systems and radio and telephone systems. Most of our products covering the messaging spectrum as well as specific personal communication systems, and specialized mobile radio products are certified by the Federal Communications Commission. We provide service and support for our products, as well as consulting and research development on a contract basis. In addition, we have introduced a completely new line of multi-media and Internet products to the telecommunications industry, including a family of digital set-top-box products and market these products under the name of BroadbandMagic.

         Through our subsidiary, Atlantic Pacific Communications, Inc., we are engaged in the business of project management of professional quality data, voice, and fiber optic cable installations and services for both re-sellers and end-users.

General

         Eagle was incorporated in May 1993 and changed its name in February 2002 to Eagle Broadband, Inc., its current name. Our principal place of business is located at 101 Courageous Drive, League City, Texas 77573 and our telephone number is (281) 538-6000.

The Offering

         In this offering, we are registering the resale of 15,952,438 shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders, although we will receive gross proceeds in an amount up to $187,000 from the exercise of the stock purchase warrants, the resale of the underlying common stock of which is registered hereby. Any proceeds will be used for general corporate purposes.

o   Number of shares offered for resale:           15,952,438 shares

o   Number of Shares of Common
    Stock Outstanding, as of July 26, 2004:        201,964,815 shares

o   Number of Shares Outstanding
    does not include the following:                4,708,182 shares reserved for
                                                   issuance pursuant to employee
                                                   benefit plans, warrants, or
                                                   other rights
o   Average daily trading
    volume as of July 26, 2004:                    2,039,000 shares (10 day
                                                   average) 2550,000 shares (90
                                                   day average)

o   Number of shares registered
    for resale in July 2003:                       16,995,650 shares

o   Number  of shares registered
    for resale in October 2003:                    31,500,000 shares


                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business could be harmed. The value of our stock could decline, and you may lose all or part of your investment. Further, this prospectus contains forward-looking statements and actual results may differ significantly from the results contemplated by such forward-looking statements.

We have a history of operating losses and may never achieve profitability.

         From inception through May 31, 2004, we have incurred an accumulated deficit in the amount of $141,706,000. For the fiscal year ended August 31, 2003 and the nine months ended May 31, 2004, we incurred losses from operations in the amount of $36,501,000 and $23,605,000, respectively. We anticipate that we will incur losses from operations for the current fiscal year. We will need to generate significant revenues and control expenses to achieve profitability. Our future revenues may never exceed operating expenses, thereby making the continued viability of our company dependent upon raising additional capital.

As we have not generated positive cash flow from operations for the past three fiscal years, our ability to continue operations is dependent on our ability to either begin to generate positive cash flow from operations or our ability to raise capital from outside sources.

         We have not generated positive cash flow from operations during the last three fiscal years and we currently rely on external sources of capital to fund operations. For the last three fiscal years, we have suffered losses from operations of approximately $120,006,000. At May 31, 2004, we had approximately $3,190,000 in cash, cash equivalents and securities available for sale, and a working capital deficit of approximately $7,397,000. Our net cash used by operations for the nine-month period ended May 31, 2004 was approximately $4,036,000.

         We believe our current cash position and expected cash flow from operations will be sufficient to fund operations during the current fiscal year. Thereafter, we will need to raise additional funding unless our operations generate sufficient cash flows to fund operations. Historically, we have relied upon best efforts third-party funding from individual accredited investors. Though we have been successful at raising additional capital on a best efforts basis in the past, we may not be successful in any future best efforts financing efforts. We do not have any significant credit facilities or firm financial commitments established as of the date hereof. If we are unable to either obtain financing from external sources or generate internal liquidity from operations, we may need to curtail operations or sell assets.

We have been named a defendant in several lawsuits, which if determined adversely, could harm our ability to fund operations.

         Eagle Broadband and its subsidiaries have been named defendants in several lawsuits in which plaintiffs are seeking substantial damages, which may include any of the following lawsuits:

o Intratech Capital Partners, Ltd. vs. Clearworks.net, Inc. In September 2003, Intratech sued Clearworks.net alleging breach of contract for failing to pay for financial advice and services allegedly rendered. Intratech is seeking damages of approximately $6.8 million plus attorney's fees and costs.

o Enron Corp. vs. United Computing Group, Inc. In September 2003, Enron sued United Computing Group seeking to avoid and recover a transfer in the amount of approximately $1,500,000 under Section 547 and 550 of the Bankruptcy Code.

o Cornell Capital Partners, LP. vs. Eagle Broadband. In July 2003, Cornell Capital sued Eagle Broadband alleging breach of contract, fraud and negligent misrepresentation. Cornell Capital has also alleged that Eagle has defaulted on a convertible debenture for failing to timely register the shares of common stock underlying the convertible debenture and is seeking to accelerate the maturity date of the debenture. To date, we have not registered the resale of the shares underlying Cornell Capital's convertible debenture and we are not doing so hereby. During the three month period ended November 30, 2003, the principal balance of the debenture was approximately $1.2 million and was repaid, although the suit remains outstanding.

         We intend to vigorously defend these and other lawsuits and claims against us. However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty. An adverse resolution of any one pending lawsuit could substantially harm our ability to fund operations.

Our revenues may decrease if recurring-revenue contracts and security monitoring contracts are cancelled.

         For the twelve months ended August 31, 2003 and the nine months ended May 31, 2004, approximately 24% and 43%, respectively, of our revenue was generated by recurring-revenue contracts with Eagle Broadband Services and our security monitoring contracts with DSS Security. Although to date we have not experienced any significant interruptions or problems in our broadband or security services, any defects or errors in our services or any failure to meet customers' expectations could result in the cancellation of services, the refund of customers' money, or the requirement that we provide additional services to a client at no charge. Any of these events, could reduce the revenues or the margins associated with this revenue segment.

We rely heavily on third party suppliers for the material components for our products, and supply shortages could cause delays in manufacturing and delivering products which could reduce our revenues.

         We rely upon unaffiliated suppliers for the material components and parts used to assemble our products. Most parts and components purchased from suppliers are available from multiple sources. We have not experienced significant supply shortages in the past and we believe that we will be able to continue to obtain most required components and parts from a number of different suppliers. However, the lack of availability of certain components could require a major redesign of our products and could result in production and delivery delays, which could reduce our revenues and impair our ability to operate profitably.

Because our industry is rapidly evolving, if we are unable to adapt or adjust our products to new technologies, our ability to compete and operate profitably may be significantly impaired.

         The design, development, and manufacturing of personal communication systems, specialized mobile radio products, and multimedia entertainment products are highly competitive and characterized by rapid technology changes. We compete with other existing products and will compete against other technologies. Development by others of new or improved products or technologies may make our products obsolete or less competitive. While we believe that our products are based on established state-of-the-art technology, our products may become obsolete in the near future or we may not be able to develop a commercial market for our products in response to future technology advances and developments. The inability to develop new products or adapt our current products to new technologies will impair our ability to compete and to operate profitably.

Approximately 49% of our total assets are comprised of intangible assets including goodwill, contract rights, customer relationships and other intangible assets which are subject to review on a periodic basis to determine whether an impairment on these assets is required. An impairment would not only greatly diminish our assets, but would also require us to record a significant charge against our earnings.

         We are required under generally accepted accounting principles to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. At the fiscal year ended August 31, 2003, management determined that $1.8 million of goodwill associated with the Comtel Communications acquisition was impaired. At May 31, 2004, our intangible assets, including goodwill, were $35.9 million. If management determines that impairment exists, we will be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill is determined.

In the past, we have incurred significant non-cash impairment charges with respect to some of our assets. If decide we need to further restructure, abandon or impair any of our operations or assets, we would incur further charges, which would reduce our earnings.

         At August 31, 2003 and 2002, management determined that significant non-cash impairment charges were necessary. For the fiscal year ended August 31, 2002, management determined that approximately $64.7 million in assets should be impaired in order to properly value certain assets and licenses and goodwill. For the fiscal year ended August 31, 2003, management impaired intangible and long-lived assets of $7.6 million associated with realigned operations and the discontinued sales of low margin commodity products and unprofitable business operations. In future periods, if management determines that impairment exists, we will be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our long- lived assets is determined.

Our business relies on our use of proprietary technology. Asserting, defending and maintaining intellectual property rights is difficult and costly and the failure to do so could harm our ability to compete and to fund our operations.

         We rely, to a significant extent, on trade secrets, confidentiality agreements and other contractual provisions to protect our proprietary technology. In the event we become involved in defending or pursuing intellectual property litigation, such action may increase our costs and divert management's time and attention from our business. In addition to costly litigation and diversion of management's time, any potential intellectual property litigation could force us to take specific actions, including:

o cease selling products that use the challenged intellectual property; o obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or
o   redesign those products that use infringing intellectual property.

We compete with many companies that are larger and better financed than us, and our growth and profitability are dependent on our ability to compete with these entities.

         We face competition from many entities with significantly greater financial resources, well-established brand names, and larger customer bases. We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers. If we are unable to make or keep our products competitively priced and attain a larger market share in the markets in which our products compete, our levels of sales and our ability to achieve profitability may suffer.

A system failure could delay or interrupt our ability to provide products or services and could increase our costs and reduce our revenues.

         Our operations are dependant upon our ability to support a highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients. Because our headquarters and infrastructure are located in the Texas Gulf Coast area, there is a likelihood that our operations may be effected by hurricanes or tropical storms, tornados, or flooding. Although we maintain redundant systems in north Houston, Texas, which allow us to operate our networks on a temporary basis, the occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and significantly impair our ability to generate revenue and achieve profitability.

Our stock price has fluctuated intensely in the past, and stockholders face the possibility of future fluctuations in the price of our common stock.

         The market price of our common stock may experience fluctuations that are unrelated to our operating performance. From January 30, 2003 through January 30, 2004, the highest sales price of our common stock was $2.08 which occurred on January 20, 2004, and the lowest sales price was $0.12, which occurred on March 7, 2003. The market price of our common stock has been volatile in the last 12 months and may continue to be volatile.

Our industry is highly regulated, and new government regulation could hurt our ability to timely introduce new products and technologies.

         Our telecommunication and cable products are regulated by federal, state, and local governments. We are generally required to obtain regulatory approvals in connection with providing telephone and television services. For example, the cable and satellite television industry is regulated by Congress and the Federal Communications Commission, and various legislative and regulatory proposals under consideration from time to time may substantially affect the way we design our products. New laws or regulations may harm our ability to timely introduce new products and technologies, which could decrease our revenues by shortening the life cycle of a product.

Shares eligible for future sale may adversely affect the market price of our common stock.

         The 15,952,438 shares, the resale of which is being registered hereunder, may be sold by the selling stockholders into the public market pursuant to this prospectus. Further sales of shares of our common stock, or the perception that such sales may occur, could adversely affect the market price of our common stock. We recently registered the resale of an aggregate of 47,495,650 shares of common stock in 2003. While we believe that such shares have been resold, a market perception that these shares have not been resold could have a depressive effect on the price of our common stock. A depressed stock price could impair our ability to raise capital through the sale of equity securities.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Security and Exchange Commission's ("SEC") public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements subject to the "safe harbor" legislation appearing at Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as "believe," "expect," "anticipate," "estimate," "intend," "plan," "will," "would," "could," "likely" and other similar words, phrases or statements), you should understand that our expectations may not be correct, although we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings "Our Business" and "Risk Factors," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon management's reasonable beliefs or estimates of future results or trends. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

         Specific factors that might cause actual results to differ from our expectations or may affect the value of our securities include, but are not limited to:

o   our ability to develop and introduce innovative products;

o our ability to gain and maintain market acceptance for our new products and to satisfy consumer preferences;

o our ability to protect our existing intellectual property rights and to adequately secure and enforce rights for new proprietary technology;

o cancellation or lack of market acceptance of our recurring-revenue contracts;

o   risks of competition in our existing and future markets;

o the failure to obtain or maintain or delays in obtaining any necessary regulatory approvals or licenses for our products;

o   our liquidity constraints; and

o the other risks described in "Risk Factors" beginning on page 3, or elsewhere in this prospectus, and in our reports on Forms 10-K, 10-Q and 8-K filed from time-to-time with the SEC and incorporated herein by reference.

         All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                              SELLING STOCKHOLDERS

         Of the 15,952,438 shares of common stock being registered for resale hereby, 13,702,438 shares were issued upon conversion of approximately $4,195,053 principal amount of debt with conversion prices between $0.16 and $0.75, 2,000,000 shares were issued upon partial settlement of litigation (the Selling Stockholders are Candlelight Investors, LLC and Kaufman Bros., L.P.), and 250,000 shares are issuable upon exercise of stock purchase warrants at exercise prices between $0.26 and $2.00 (the Selling Stockholder is Synchton Incorporated). We will not receive any proceeds from the resale of common stock by the selling stockholders, although we will receive gross proceeds in an amount up to $187,000 from the exercise of the stock purchase warrants, the resale of the underlying common stock of which is registered hereby.

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of July 26,2004, For purposes of presentation, we have assumed that the selling stockholders will sell all shares offered hereby.


----------------------------------------------------------------------------------------------------------
       Selling Shareholder              Number of Shares        Number of Shares   Number of Shares Owned
                                       Beneficially Owned       Offered Hereby      After the Offering
                                      Prior to the Offering
----------------------------------------------------------------------------------------------------------
Robert L. Bach                                20,834               20,834                   -
----------------------------------------------------------------------------------------------------------
Candlelight Investors, LLC                  1,000,000            1,000,000                  -
----------------------------------------------------------------------------------------------------------
Carson Family Trust                         1,562,500              662,500                  *
----------------------------------------------------------------------------------------------------------
Terry Fields                                  247,283              247,283                  -
----------------------------------------------------------------------------------------------------------
Lawrence C. Fowler                            146,088               97,088                  *
----------------------------------------------------------------------------------------------------------
Robert E. Fowler                              819,017              550,000                  *
----------------------------------------------------------------------------------------------------------
Richard Hanson                                210,506              180,506                  *
----------------------------------------------------------------------------------------------------------
HC1 Trust                                   1,875,000              875,000                  *
----------------------------------------------------------------------------------------------------------
Celine M. Kammerer Revocable Trust             49,586               49,586                  -
----------------------------------------------------------------------------------------------------------
Howard William Kammerer                         5,000                5,000                  -
----------------------------------------------------------------------------------------------------------
Lee Karlson                                   651,412              339,806                  *
----------------------------------------------------------------------------------------------------------
Kaufman Bros., L.P.                         1,000,000            1,000,000                  -
----------------------------------------------------------------------------------------------------------
Menachem Kranz                                 48,081               48,081                  -
----------------------------------------------------------------------------------------------------------
Jennifer Ann Martinez                          39,433               39,433                  -
----------------------------------------------------------------------------------------------------------
Richard E. Murray Revocable Trust              49,020               49,020                  -
UTA 8/15/97
----------------------------------------------------------------------------------------------------------
RGSF Family Trust                           3,313,254            1,920,000                  *
----------------------------------------------------------------------------------------------------------
John F. Riley                                 358,352               66,666                  *
----------------------------------------------------------------------------------------------------------
Brian L. Rubino and Linda R. Rubino           182,806              182,806                  -
----------------------------------------------------------------------------------------------------------
Dorothy L. Rubino Living Trust UTA             48,127               45,127                  *
dated October 12, 2000
----------------------------------------------------------------------------------------------------------
Michelle Russell & Karen Erskian               22,008               22,008                  -
----------------------------------------------------------------------------------------------------------
Rob L. Scott                                   21,782               15,282                  *
----------------------------------------------------------------------------------------------------------
Sealink Trust                               3,125,000            2,125,000                  *
----------------------------------------------------------------------------------------------------------
Salva Shvartsman                              180,506              180,506                  -
----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
       Selling Shareholder              Number of Shares        Number of Shares   Number of Shares Owned
                                       Beneficially Owned       Offered Hereby      After the Offering
                                      Prior to the Offering
----------------------------------------------------------------------------------------------------------
Ruth & Ted Spears                             125,212              113,637                  *
----------------------------------------------------------------------------------------------------------
Spiritual Life Ministries                      33,334               33,334                  -
----------------------------------------------------------------------------------------------------------
Synchton Incorporated                         250,000              250,000                  -
----------------------------------------------------------------------------------------------------------
Tenacore Holdings, Inc.                     2,166,667            2,166,667                  -
----------------------------------------------------------------------------------------------------------
Meta J. Van Gent                               73,914               73,314                  *
----------------------------------------------------------------------------------------------------------
Derek Vehling                                  68,815               41,667                  *
----------------------------------------------------------------------------------------------------------
Victoria D. Vehling and Valerie                22,008               22,008                  -
Vehling Waschak JTWROS
----------------------------------------------------------------------------------------------------------
Vehling Living Trust UTA 9/11/99               22,008               22,008                  -
----------------------------------------------------------------------------------------------------------
WHML Trust                                  3,429,405            3,429,405                  -
----------------------------------------------------------------------------------------------------------
John Arthur Wilkins and                        43,433               39,433                  *
Leticia Lopez Wilkins
----------------------------------------------------------------------------------------------------------
Paul D. Wilkins                                39,433               39,433                  -
----------------------------------------------------------------------------------------------------------
Total
----------------------------------------------------------------------------------------------------------
     (*) denotes less than 1 percent.


         We have not agreed to indemnify any of the selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act, nor have they agreed to indemnify us for such losses, claims, damages or liabilities.

         Of the shares being registered for resale, 2,000,000 shares were issued in settlement of litigation between Eagle and Candlelight Investors, LLC and Kaufman Bros., L.P. As part of the settlement agreements with each party, we agreed to register the resale of their shares under the Securities Act. Ethan Benowitz, Jaime Hartman and Daniel Saks, managers of Candlelight Investors, exercise the sole power to vote and the sole power to direct the disposition of its shares of Eagle common stock. Craig D. Kaufman, as chief executive officer, and Robert J. Kaufman, as president of the general partner of Kaufman Bros., exercise the power to vote and the power to direct the disposition of its shares of Eagle common stock. Kaufman Bros. is a broker-dealer registered with the SEC and the National Association of Securities Dealers, Inc. Kaufman Bros. acquired the shares as partial settlement of litigation commenced in February 2001 arising out of a dispute with a wholly owned subsidiary of Eagle and not as compensation for underwriting activities or investment purposes. As a result, Kaufman Bros. is an underwriter within the meaning of the Securities Act with respect to its shares of Eagle common stock being registered for resale hereby.

         Of the shares being registered for resale, 250,000 shares are underlying currently exercisable stock purchase warrants issued to Synchton Incorporated. In each warrant, we granted to the holder "piggyback" registration rights and agreed to bear the expense of registration. Scott Cubley, as president, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by Synchton Incorporated. Scott Cubley is the adult son of our Chief Technical Officer, H. Dean Cubley.

         The remaining 13,702,438 shares have been issued upon conversion of outstanding debt. No registration rights agreements or other contractual obligations require us to register the issuance or resale of the shares of common stock underlying the debt instruments. Of the non-natural selling stockholders, the following individuals have voting and investment control over the shares beneficially owned by such selling stockholder:

         Sammy Fleschler, as trustee, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by the Carson Family Trust.

         Sammy Fleschler, as trustee, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by the HC1 Trust.

         Celine M. Kammerer, as trustee, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by the Celine M. Kammerer Revocable Trust.

         Richard E Murray, as trustee, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by the Richard E. Murray Revocable Trust UTA 8/15/97.

         Heather Fleschler, as beneficiary, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by the RGSF Family Trust.

         Dorothy L. Rubino, as trustee, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by the Dorothy L. Rubino Living Trust UTA dated October 12, 2000.

         Sammy Fleschler, as trustee, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by the Sealink Trust.

         Lou Getman exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by Spiritual Life Ministries.

         Brand Caso, as president, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by Tenacore Holdings, Inc.

         Kenneth L. Vehling, as trustee, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by the Vehling Living Trust UTA 9/11/99.

         Melissa Fleschler, as beneficiary, exercises the sole power to vote and the sole power to direct the disposition of the shares of common stock held by the WHML Trust.


                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the American Stock Exchange;

o   privately negotiated transactions;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o   a combination of any such methods of sale; and

o   any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In the event that a sale is to be made pursuant to this registration statement by a pledgee or other transferee, we will provide appropriate information regarding such pledgee or transferee by a prospectus supplement or a post-effective amendment, if necessary, naming such pledgee or transferee as a selling stockholder.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, and if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

         The selling stockholders and any other person participating in a distribution of our common stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act.

         The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of any other person participating in the distribution. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

                           DISCLOSURE OF SEC POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our charter, bylaws and indemnification agreements by and among Eagle and our directors and executive officers provide that we will indemnify our directors and officers, to the fullest extent permitted under Texas law, including in circumstances in which indemnification is otherwise discretionary under Texas law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Eagle, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of common stock by the selling stockholders, although we will receive gross proceeds in an amount up to $187,000 from the exercise of the stock purchase warrants, the resale of the underlying common stock of which is registered hereby. We intend to use all proceeds received for general working capital purposes.

                           INCORPORATION BY REFERENCE

         This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering is completed.

        1. Our Annual Report on Form 10-K for the year ended August 31, 2003; Amendment No. 1 (filed in error as Amendment No. 2), filed on March 30, 2004; Amendment No. 2 to Form 10-K filed on May 4, 2004, Amendment No. 3 to Form 10-K filed on June 1, 2004, Amendment No. 4 to Form 10-K filed on July 15, 2004 and Amendment No. 5 to Form 10-K filed on July 29, 2004.

        2. Our Quarterly Reports on Form 10-Q for the quarter ended November 30, 2003; Amendment No. 1 to form 10-Q filed on March 30, 2004, Amendment No. 2 to Form 10-Q filed on May 4, 2004 and Amendment No. 3 to Form 10-Q filed on June 1, 2004.

        3. Our Quarterly Report on Form 10-Q for the quarter ended February 29, 2004, Amendment No. 1 to Form 10-Q filed May 4, 2004 and Amendment No. 2 to Form 10-Q filed on June 1, 2004.

        4. Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2004 and Amendment No. 1 to Form 10-Q filed on July 29, 2004.

        5. Our Current Reports on Form 8-K dated July 20, 2004, as filed July 21, 2004, June 2, 2004, as filed June 17, 2004, April 29,
               2004, as filed April 29, 2004; April 28, 2004, as filed April 29, 2004; April 14, 2004, as filed April 14, 2004; February 18, 2004, as filed February 18, 2004; and January 20, 2004, as filed on January 21, 2004; and

        6. The description of our securities contained in the registration statement on Form S-3 dated October 3, 2003.

         If you request, either in writing or orally, a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. You should direct requests for such copies to:
Attention: Corporate Secretary, 101 Courageous Drive, League City, Texas 77573-3925, (281) 538-6000.

         You should rely on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  LEGAL MATTERS

     The validity of the issuance of the securities being offered hereby has been passed upon for us by Brewer & Pritchard, P.C., Houston, Texas.

                                     EXPERTS

         Our consolidated financial statements as of and for the year ended August 31, 2003 appearing in our annual report on Form 10-K for the year ended August 31, 2003, have been audited by Malone & Bailey, P.L.L.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Our consolidated financial statements as of and for the years ended August 31, 2002 and August 31, 2001 appearing in our annual report on Form 10-K for the year ended August 31, 2003, have been audited by McManus & Co., P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

         The consolidated financial statements are incorporated herein by reference in reliance upon the report of Malone & Bailey, P.L.L.C. and McManus & Co., P.C. pertaining to such financial statements given upon the authority of such firms as experts in accounting and auditing.

                                15,952,438 Shares
                                  Common Stock





                              EAGLE BROADBAND, INC.



                              --------------------



                                   Prospectus



                              --------------------




                                    ___, 2004

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

         The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

   SEC Registration Fee........................         $1,637
   Legal Fees and Expenses.....................         $3,500
   Accounting Fees and Expenses................         $
   Miscellaneous...............................         $
                                                        --

                           TOTAL                        $5,137
                                                        ======

         The amounts set forth above, except for the SEC registration fee, are in each case estimated.

Item 15.          Indemnification of Directors and Officers.

         Our Articles of Incorporation provide that: "No director of the Corporation shall be liable to the Corporation or its shareholders or members for monetary damages for any act or omission in such director's capacity as a director, except for (i) a breach of such director's duty of loyalty to the Corporation or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute."

         Our Articles further provide that: "The Corporation shall indemnify all current and former directors and officers of the Corporation to the fullest extent of the applicable law, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act." The Texas Business Corporation Act generally provides that a director may not be indemnified in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (2) in which the person is found liable to the corporation.

         Section 10.2 of our Bylaws provide that "The Company shall indemnify every Indemnitee [which includes officers and directors] against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with
Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company's best interests and, in all other cases, that his conduct was at least not opposed to the Company's best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's Official Capacity, or
(y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this
Section 10.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven." Section 10.4 referred to above provides that: "Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated."


Item 16.          Exhibits.

         The following is a list of exhibits filed as part of this registration statement:

     EXHIBIT NO.      IDENTIFICATION OF EXHIBIT

   Exhibit 4.1      Form of Common Stock Certificate (previously filed herewith)
   Exhibit 5        Opinion of Brewer & Pritchard, P.C.
   Exhibit 23.1     Consent of Brewer & Pritchard, P.C. (included in Exhibit 5)
   Exhibit 23.2     Consent of Malone & Bailey, P.L.L.C.
   Exhibit 23.3     Consent of McManus & Co., P.C.

Item 17.          Undertakings.

     The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution or any material change to such information in the registration statement;

        (c) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in League City, Texas on July 29, 2004.


                              Eagle Broadband, Inc.


                                By://s// DAVID A. WEISMAN
                                   ----------------------
                                   David A. Weisman
                                   Chairman of the Board and
                                   Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


Signature                               Title                                   Date
---------                               -----                                   ----
//s// DAVID A. WEISMAN                  Chairman of the Board and               July 29, 2004
---------------------------             Chief Executive Officer
David Weisman                           (Principal Executive Officer)


//s// H. DEAN CUBLEY                    Chief Technical Officer and             July 29, 2004
---------------------------             Director
H. Dean Cubley


//s//  RICHARD R. ROYALL                Chief Financial Officer                 July 29, 2004
---------------------------             (Principal Financial and
Richard R. Royall                       Accounting Officer)


//s// CHRISTOPHER W. FUTER              Director                                July 29, 2004
---------------------------
Christopher W. Futer

//s// A. L. CLIFFORD                    Director                                July 29, 2004
---------------------------
A.L. Clifford

//s//  GLENN A. GOERKE                  Director                                July 29, 2004
---------------------------
Glenn A. Goerke

//s// LORNE E. PERSONS                  Director                                July 29, 2004
---------------------------
Lorne E. Persons

                                  Exhibit Index
                                  -------------

EXHIBIT NO.    IDENTIFICATION OF EXHIBIT

Exhibit 4.1         Form of Common Stock Certificate (previously filed herewith)
Exhibit 5           Opinion of Brewer & Pritchard, P.C.
Exhibit 23.1        Consent of Brewer & Pritchard, P.C. (included in Exhibit 5)
Exhibit 23.2        Malone & Bailey, P.C.
Exhibit 23.3        Consent of McManus & Co., P.C.